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                                                                Exhibit 99.1

COMPANY CONTACT:                INVESTOR RELATIONS CONTACT:                 MEDIA CONTACT:
Ultralife Batteries, Inc.       Lippert/Heilshorn & Associates, Inc.        Lippert/Heilshorn & Associates, Inc.
-------------------------       ------------------------------------        ------------------------------------
Pete Comerford                  Jody Burfening                              Chenoa Taitt
(315) 332-7100                  (212) 838-3777                              (212) 201-6635
pcomerford@ulbi.com             jburfening@lhai.com                         ctaitt@lhai.com
-------------------             -------------------                         ---------------


     ULTRALIFE BATTERIES AWARDED CONTRACTS FROM GENERAL MOTORS AND GM JOINT VENTURE PARTNER TO SUPPLY BACK-UP BATTERIES FOR ONSTAR TELEMATICS SYSTEM

                    - CONTRACTS VALUED AT UP TO $25 MILLION -

Newark, New York - July 6, 2005 - Ultralife Batteries, Inc. (NASDAQ: ULBI) has been awarded multi-year contracts valued at up to $25 million from General Motors Corporation and one of its joint venture partners to supply back-up batteries for GM's OnStar(R) Telematics system. The contracts call for the production and supply of custom-designed Ultralife HiRate(R) non-rechargeable lithium back-up batteries for use in two of GM's vehicle platforms.

ABOUT ULTRALIFE BATTERIES, INC.
Ultralife is a global provider of power solutions for diverse applications. The company develops, manufactures and markets a wide range of non-rechargeable and rechargeable batteries, charging systems and accessories for use in military, industrial and consumer portable electronic products. Through its range of standard products and engineered solutions, Ultralife is able to provide the next generation of power systems. Industrial, retail and government customers include General Dynamics, Philips Medical Systems, Energizer, Kidde Safety, Lowe's, Radio Shack and the national defense agencies of the United States and United Kingdom, among others.

Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife (UK) Ltd., a second manufacturing facility, is located in Abingdon, England. Both facilities are ISO-9001 certified. Detailed information about Ultralife is available at www.ultralifebatteries.com.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

Ultralife(R) and HiRate(R) are registered trademarks of Ultralife Batteries, Inc.

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